SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 14, 2010

USA TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	001-33365	23-2679963

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Deerfield Lane, Suite 140
Malvern, Pennsylvania 19355
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: 610-989-0340

n/a
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On June 14, 2010, USA Technologies, Inc. (the “Company”), received a letter from The NASDAQ Stock Market Listing Qualifications Department that the Company no longer meets the requirement that listed securities maintain a minimum bid price of $1.00 per share set forth in NASDAQ Listing Rule 5450(a)(1) (the “Minimum Bid Price Requirement”). The Company received the notification of deficiency pursuant to NASDAQ Listing Rule 5810(c)(3)(A) because, for 30 consecutive business days, the Company’s common stock did not maintain a minimum closing bid price per share of at least $1.00.

The notification of non-compliance has no immediate effect on the listing or trading of the Company’s securities on The NASDAQ Global Market.

Under NASDAQ Listing Rule 5810(c)(3)(A), the Company may regain compliance with the Minimum Bid Price Requirement if during the 180 calendar days following the date of the notification, or by December 13, 2010, the closing bid price of the Company’s common stock is at least $1.00 for a minimum of 10 consecutive business days (subject to extension by the NASDAQ Listing Qualifications Department).

If the Company does not achieve compliance with the Minimum Bid Price Requirement by December 13, 2010, NASDAQ will provide written notification to the Company that its securities are subject to delisting. The Company may, at that time, appeal NASDAQ’s determination to a NASDAQ Hearing Panel. Alternatively, if at that time the Company is in compliance with all initial listing standards for The NASDAQ Capital Market other than the Minimum Bid Price Requirement, the Company could apply to transfer the listing of its securities to The NASDAQ Capital Market. If the Company’s application to transfer is approved, the Company would have an additional 180 days to regain compliance with the Minimum Bid Price Requirement in order to remain on The NASDAQ Capital Market.

SIGNATURES

Pursuant to the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USA TECHNOLOGIES, INC.

	By:	/s/ George R. Jensen, Jr.
George R. Jensen, Jr.
Chief Executive Officer
Dated: June 17, 2010